Exhibit 99.1
eLOYALTY CORPORATION
Common Stock
Issuable Upon Exercise of Subscription Rights
The Rights Offering Will Expire at 5:00 p.m., New York City Time,
on December [  ], 2006, Unless the Rights Offering is Extended
INSTRUCTIONS AS TO USE
OF RIGHTS CERTIFICATE
Consult the Subscription Agent or Your Bank Or Broker With Any Questions

These instructions are being distributed to you in connection with the offering (the “Rights Offering”) by eLoyalty Corporation (“eLoyalty”) of its common stock, par value $0.01 per share (the “Common Stock”) pursuant to subscription rights (the “Rights”) distributed by eLoyalty to the holders of record of its Common Stock and its Series B Convertible Preferred Stock (the “Preferred Stock”) as of the close of business on November [  ], 2006 (the “Record Date”). The Rights are described in the Prospectus for the offering (a copy of which accompanies these instructions) and are evidenced by a rights certificate, which is registered on the books of eLoyalty in your name or the name of your bank, broker or other nominee holder, as appropriate.

Each holder of record as of the Record Date is entitled to [          ] of a Right for each share of Common Stock or Preferred Stock owned as of the Record Date. Each whole Right entitles its holder to subscribe for one share of Common Stock at a subscription price (the “Subscription Price”) of $[     ] per share of Common Stock (the “Basic Subscription Privilege”). If you exercise your Basic Subscription Privilege in full, you may also exercise an over-subscription privilege (the “Over-Subscription Privilege”) to purchase additional shares of Common Stock that remain unsubscribed for at the expiration of the Rights Offering, subject to availability and the allocation of persons exercising their Over-Subscription Privilege. If, based on the number of shares it holds, a record holder would have been entitled to a fractional Right, the number of Rights granted to such holder has been rounded down to the nearest whole number.

The number of Rights that you are receiving is printed on the face of your Rights Certificate. You should indicate your wishes with regard to the exercise of your Rights by completing the appropriate form or forms on the back of your Rights Certificate and returning it to Mellon Bank, N.A., c/o Mellon Investor Services LLC, the subscription and information agent for the Rights Offering (the “Subscription Agent”) in the envelope that accompanies these instructions.

The Rights will expire at 5:00 p.m., New York City time, on December [  ], 2006, unless the Rights Offering is extended (as it may be extended, the “Expiration Date”).

This Rights Certificate must be duly completed and received by the Subscription Agent for the Rights Offering, Mellon Bank, N.A., together with payment in full of the Subscription Price for each Right that is exercised pursuant to the Basic Subscription Privilege plus the full Subscription Price for any additional shares of Common Stock subscribed for pursuant to the Over-Subscription Privilege, by the Expiration Date. Any Rights not exercised prior to such time will be null and void. Any subscription for shares of Common Stock is irrevocable.

In order for you to validly exercise your Rights, Mellon Bank, N.A. must receive the following items from you prior to 5:00 p.m., New York City time, on the Expiration Date:

•	Your Rights Certificate, properly executed and delivered by you; and

•	Payment in full of the Subscription Price for each Right that is exercised pursuant to the Basic Subscription Privilege plus the full Subscription Price for any additional shares of Common Stock subscribed for pursuant to the Over-Subscription Privilege, including final clearance of any checks.

For more complete information on the terms of the Rights Offering, please see the discussion set forth under the headings “Questions and Answers About the Rights Offering” and “The Rights Offering” in the Prospectus. Copies of the Prospectus are available upon request from the Subscription Agent by calling (800) 777-3674.

1.	How to Exercise Your Rights

To exercise your Rights, complete Form 1 on the back of your Rights Certificate and send your properly completed and executed Rights Certificate, together with payment in full of the Subscription Price for each Right that you exercise pursuant to the Basic Subscription Privilege plus the full Subscription Price for any additional shares of Common Stock you subscribe for pursuant to the Over-Subscription Privilege, to the Subscription Agent. Your payment of the Subscription Price must be in U.S. Dollars, and may be made by:

•	Uncertified check payable to “Mellon Investor Services LLC (acting on behalf of Mellon Bank, N.A., as Subscription Agent for eLoyalty)” (please allow sufficient time for your check to clear by the Expiration Date); or

•	Certified or cashier’s check drawn upon a U.S. bank and payable to “Mellon Investor Services LLC (acting on behalf of Mellon Bank, N.A., as Subscription Agent for eLoyalty)”; or

•	U.S. postal money order payable to “Mellon Investor Services LLC (acting on behalf of Mellon Bank, N.A., as Subscription Agent for eLoyalty)”.

The Subscription Price will be deemed to have been received by Mellon Bank, N.A. only upon the:

•	Clearance of any uncertified check; or

•	Receipt by the Subscription Agent of any certified or cashier’s check drawn upon a U.S. bank or any U.S. postal money order.

Please note that an uncertified check may take five or more business days to clear. Accordingly, holders of Rights who wish to pay the Subscription Price by uncertified check are urged to pay for their subscriptions sufficiently in advance of the Expiration Date to ensure that such payment clears prior to the expiration of their Rights, and to consider making payment by means other than uncertified check.

If you exercise less than all of the Rights evidenced by your Rights Certificate and you wish to receive a new Rights Certificate evidencing your unexercised Rights, please contact the Subscription Agent (800) 777-3674, which will arrange for a new Rights Certificate to be issued to you evidencing your unexercised Rights. Requests for a new Rights Certificate should be made well in advance of the Expiration Date to permit you to exercise the Rights evidenced thereby by the Expiration Date.

If you do not indicate the number of Rights being exercised, or do not forward full payment of the Subscription Price, then you will be deemed to have exercised your Rights with respect to the maximum number of whole Rights that may be exercised with the aggregate Subscription Price you delivered to the Subscription Agent. If your aggregate Subscription Price is greater than the amount you owe for exercise of your Basic Subscription Privilege in full, you will be deemed to have exercised your Over-Subscription Privilege to purchase the maximum number of shares of Common Stock with your over-payment. If we do not apply your full Subscription Price payment to your purchase of shares of Common Stock, eLoyalty or the Subscription Agent will return the excess amount to you by mail, without interest, as soon as practicable after the expiration date of the Rights Offering.

Banks, brokers and other nominee holders of Rights who exercise the Basic Subscription Privilege and the Over-Subscription Privilege on behalf of beneficial owners of Rights will be required to certify to the Subscription Agent and eLoyalty, in connection with the exercise of the Over-Subscription Privilege, as to the aggregate number of Rights that have been exercised pursuant to the Basic Subscription Privilege and the number of shares of Common Stock that are being subscribed for pursuant to the Over-Subscription Privilege, by each beneficial owner of Rights (including such nominee itself) on whose behalf such nominee holder is acting. If more shares are subscribed for pursuant to the Over-Subscription Privilege than are available for sale, the shares will be allocated among beneficial owners exercising the Over-Subscription Privilege in proportion to such owners’ exercise of Rights pursuant to the Basic Subscription Privilege, as described in the Prospectus.

2.	How to Properly Execute Your Rights Certificate

Execution by Registered Holder.  The signature on your Rights Certificate must correspond to the name of the holder as it appears on the face of the Rights Certificate, without any alteration or change whatsoever.

Execution by Person Other than Registered Holder.  Anyone signing a Rights Certificate in a representative or fiduciary capacity must indicate his or her capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of his or her authority to so act.

Signature Guarantees.  Your signature must be guaranteed by a commercial bank, trust company, securities broker or dealer, credit union, savings association or other eligible guarantor institution that is a member of, or a participant in, a signature guarantee program acceptable to the Subscription Agent if you wish to specify special delivery instructions pursuant to Form 2 on the back of the Rights Certificate.

3.	How to Deliver Your Rights Certificate and Payment to the Subscription Agent

The addresses and facsimile number for deliveries to the Subscription Agent are:

By mail	By hand delivery:	By overnight courier:
Mellon Bank, N.A. c/o Mellon Investor Services LLC Reorganization Department P.O. Box 3301 South Hackensack, NJ 07606	Mellon Bank, N.A c/o Mellon Investor Services LLC Reorganization Department 120 Broadway, 13th Floor New York, NY 10271	Mellon Bank, N.A. c/o Mellon Investor Services LLC Reorganization Department 480 Washington Blvd. Mail Drop-Reorg Jersey City, NJ 07310
By facsimile transmission: (201) 680-4626

You should confirm receipt of all facsimile transmissions by calling Mellon Investor Services LLC at (201) 680-4860.

The method of delivery of Rights Certificates and the payment of the Subscription Price to the Subscription Agent will be at the election and risk of the Rights holder. Neither eLoyalty nor the Subscription Agent is liable for deliveries that are not timely received. If you send your Rights Certificate and payment by mail, you are urged to send them by registered mail, properly insured, with return receipt requested, and to allow a sufficient number of days to ensure delivery and clearance of payment prior to the Expiration Date. Because uncertified personal checks may take five or more business days to clear, you are strongly urged to pay, or arrange for payment, by certified or cashier’s check drawn upon a U.S. bank or U.S. postal money order.

If you are unable to deliver a properly completed Rights Certificate to the Subscription Agent on or before the Expiration Date, you may cause a written guarantee of delivery substantially in the form available from the Subscription Agent (the “Notice of Guaranteed Delivery”), from a commercial bank, trust company, securities broker or dealer, credit union, savings association or other eligible guarantor institution which is a member of or a participant in a signature guarantee program acceptable to the Subscription Agent, to be received by the Subscription Agent on or prior to the Expiration Date together with payment in full of the applicable Subscription Price. Such Notice of Guaranteed Delivery must state your name, the number of Rights represented by your Rights Certificate and the number of Rights being exercised pursuant to the Basic Subscription Privilege and the number of additional shares being subscribed for pursuant to the Over-Subscription Privilege. A Notice of Guaranteed Delivery will guarantee the delivery of your properly completed and executed Rights Certificate within three business days following the date of the execution of the Notice of Guaranteed Delivery. If this procedure is followed, the Subscription Agent must receive your Rights Certificate within three business days of the date of execution of the Notice of Guaranteed Delivery.

4.	Rights Are Not Transferrable

The Rights evidenced by your Rights Certificate are not transferable, and eLoyalty has not authorized the Subscription Agent to recognize the validity of any purported transfer of Rights.

5.  Special Provisions Relating to the Delivery of Rights Through the Depository Trust Company

In the case of Rights that are held of record through The Depository Trust Company (“DTC”), exercises of the Basic Subscription Privilege and of the Over-Subscription Privilege may be effected by instructing DTC to transfer Rights from the DTC account of such holder to the DTC account of the Subscription Agent, together with certification as to the aggregate number of Rights exercised subscribed for pursuant to the Basic Subscription Privilege and the number of shares subscribed for pursuant to the Over-Subscription Privilege by each beneficial owner of Rights on whose behalf such nominee is acting, and payment of the Subscription Price for each share of Common Stock subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege.

6.	Delivery of the Shares of Common Stock That You Purchase in the Offering

The following deliveries and payments will be made to the address shown on the face of your Rights Certificate, unless you provide instructions to the contrary in your Rights Certificate.

(a) Basic Subscription Privilege.  As soon as practicable after the Expiration Date and the valid exercise of Rights, the Subscription Agent will mail to each exercising Rights holder certificates representing shares of Common Stock purchased pursuant to the Basic Subscription Privilege.

(b) Over-Subscription Privilege.  As soon as practicable after the Expiration Date and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected, the Subscription Agent will mail to each Rights holder who validly exercises the Over-Subscription Privilege certificates representing the number of shares of Common Stock, if any, allocated to such Rights holder pursuant to the Over-Subscription Privilege.

(c) Excess Cash Payments.  As soon as practicable after the Expiration Date and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected, the Subscription Agent will mail to each Rights holder any excess amount, without interest or deduction, received in payment of the Subscription Price.

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